Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life Insurance Company:
We consent to the use of our report with respect to Nationwide Life Insurance Company and subsidiaries (the Company) dated March 1, 2013, included herein, and to the reference to our firm under the heading "Experts" in the Registration Statement (File No. 333-155368) on Form S-1. Our report with respect to the consolidated financial statements and schedules refers to the Company's change in its method of accounting for insurance contract acquisition costs and application of the new method retrospectively.
/s/ KPMG LLP
Columbus, Ohio
March 27, 2013